Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

OF

SULPHCO, INC.

Adopted June 12, 2008

		(iii) Prohibition of Inducements	13
	L.	Foreign Corrupt Practices Act	13
	M.	Export Controls	14
IV.	RESPONSIBILITIES TO OUR CUSTOMERS AND OUR SUPPLIERS		14
	A.	Customer Relationships	14
	B.	Payments or Gifts from Others	14
	C.	Publications of Others	14
	D.	Handling the Confidential Information of Others	15
		(i) Appropriate Nondisclosure Agreements	15
		(ii) Need-to-Know	15
		(iii) Notes and Reports	15
		(iv) Competitive Information	15
	E.	Selecting Suppliers	16
	F.	Government Relations	16
	G.	Lobbying	16
	H.	Government Contracts	16
	I.	Free and Fair Competition	17
	J.	Industrial Espionage	17
V.	RESPONSIBILITIES TO EMPLOYEES		18
	A.	Fair Treatment and Equal Opportunity	18
	B.	Respectful, Harassment-free Workplace	18
	C.	Privacy and Employee Confidentiality	18
VI.	WAIVERS		19
VII.	DISCIPLINARY ACTIONS		19
VIII.	ACKNOWLEDGMENT OF RECEIPT OF CODE OF BUSINESS CONDUCT AND
	ETHICS		20

I.	INTRODUCTION

This Code of Business Conduct and Ethics helps ensure compliance with legal requirements and our standards of business conduct. This Code of Business Conduct and Ethics applies to directors, officers and employees of SulphCo, Inc. (the “Corporation”). Therefore, all Corporation directors, officers and employees are expected to read and understand this Code of Business Conduct and Ethics, uphold these standards in day-to-day activities, comply with all applicable policies and procedures, and ensure that all agents and independent contractors are aware of, understand and adhere to these standards.

Nothing in this Code of Business Conduct and Ethics, in any Corporation policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code of Business Conduct and Ethics is subject to modification. This Code of Business Conduct and Ethics supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations to the extent they are inconsistent.

Please sign the acknowledgment form at the end of this Code of Business Conduct and Ethics and return the form to the Corporation’s Chief Financial Officer (the “CFO”) indicating that you have received, read, understand and agree to comply with the Code of Business Conduct and Ethics.

The signed acknowledgment form will be located in your personnel file.

II.	COMPLIANCE IS EVERYONE’S BUSINESS

Ethical business conduct is critical to our business. As a director, officer or employee, your responsibility is to respect and adhere to these practices. Many of these practices reflect legal or regulatory requirements. Violations of these laws and regulations can create significant liability for you, the Corporation, its directors, officers, and other employees.

Part of your job and ethical responsibility is to help enforce this Code of Business Conduct and Ethics. You should be alert to possible violations and report possible violations to the CFO.

You must cooperate in any internal or external investigations of possible violations.

Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code of Business Conduct or other Corporation policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Violations of law, this Code of Business Conduct and Ethics, or other Corporation policies or procedures should be reported to the CFO.

Violations of law, this Code of Business Conduct and Ethics or other Corporation policies or procedures by Corporation directors, officers or employees can lead to disciplinary action up to and including termination.

In trying to determine whether any given action is appropriate, use the following test. Imagine that the words you are using or the action you are taking is going to be fully disclosed in the media with all the details, including your photo. If you are uncomfortable with the idea of this information being made public, perhaps you should think again about your words or your course of action.

In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting the CFO.

III.	YOUR RESPONSIBILITIES TO THE CORPORATION AND ITS STOCKHOLDERS

A.	General Standards of Conduct

The Corporation expects all directors, officers, employees, agents and independent contractors to exercise good judgment to ensure the safety and welfare of employees, agents and independent contractors and to maintain a cooperative, efficient, positive, harmonious and productive work environment and business organization. These standards apply while working on our premises, at offsite locations where our business is being conducted, at Corporation-sponsored business and social events, or at any other place where you are a representative of the Corporation. Directors, officers, employees, agents or independent contractors who engage in misconduct or whose performance is unsatisfactory may be subject to corrective action, up to and including termination.

It is the Corporation’s policy to make full, fair accurate, timely and understandable disclosure in reports and documents that the Corporation files with the United States Securities and Exchange Commission (the “SEC”), and in other public communications. All directors, officers and employees of the Corporation are responsible for reporting material information known to them to the CFO so that the information will be available to senior executives responsible for making disclosure decisions.

B.	Applicable Laws

All Corporation directors, officers, employees, agents and independent contractors must comply with all applicable laws, regulations, rules and regulatory orders. Corporation directors, officers and employees and independent contractors located outside of the United States of America (the “U.S.”) must comply with laws, regulations, rules and regulatory orders of the U.S., including the Foreign Corrupt Practices Act and the U.S. Export Control Act, in addition to applicable local laws. Each director, officer, employee, agent and independent contractor of the Corporation must acquire appropriate knowledge of the requirements relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from the CFO on specific Corporation policies and procedures. Violations of laws, regulations, rules and orders may subject the director, officer, employee, agent or independent contractor to individual criminal or civil liability, as well as to discipline by the Corporation. Such individual violations may also subject the Corporation to civil or criminal liability or the loss of business.

C.	Conflicts of Interest

Each of us has a responsibility to the Corporation, its stockholders and each other.

Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur. The Corporation is subject to scrutiny from many different individuals and organizations.

We should always strive to avoid even the appearance of impropriety.

What constitutes conflict of interest? A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Corporation.

Examples include:

(i)Employment/Outside Employment.  In consideration of your employment with the Corporation, you are expected to devote your full attention to the business interests of the Corporation. Members of the Board of Directors are expected to devote the appropriate amount of attention to the business interests of the Corporation. You are prohibited from engaging in any activity that interferes with your performance or responsibilities to the Corporation or is otherwise in conflict with or prejudicial to the Corporation. Our policies prohibit any director, officer or employee from accepting simultaneous employment with a Corporation supplier, customer, developer or competitor, or from taking part in any activity that enhances or supports a competitor’s position. Additionally, you must disclose to the Corporation any interest that you have that may conflict with the business of the Corporation. If you have any questions on this requirement, you should contact your supervisor or the CFO.

(ii)Outside Directorships.  Serving as a director of any organization that competes with the Corporation is a conflict of interest and is prohibited. Occasionally, a director, officer, or employee of the Corporation may be asked to serve on the board of directors of another organization that does not compete with the Corporation and this can, in some cases, raise a conflict of interest or even a legal issue. Our policy requires that you first obtain approval from the Corporation’s Board of Directors before accepting a directorship with a supplier, customer, developer, or other business partner of the Corporation. Such approval may be conditioned upon the completion of specified actions and any compensation you receive should be commensurate to your responsibilities. Prior approval from the Corporation’s Board of Directors is not required to serve on the board of directors of a noncompeting organization that is not a supplier, customer, developer, or other business partner of the Corporation, however, you must promptly notify the CFO of any such board service.

(iii) Business Interests.  If you are considering investing in a customer, supplier or competitor of the Corporation, you must first take great care to ensure that these investments do not compromise your responsibilities to the Corporation. Many factors should be considered in determining whether a conflict of interest exists, including the size and nature of the investment; your ability to influence the Corporation’s decisions; your access to confidential information of the Corporation or of the other entity; and the nature of the relationship between the Corporation and the other entity.

(iv) Related Parties.  As a general rule, you should avoid conducting Corporation business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role. Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships, and in-laws. Significant others include persons living in a spousal (including same sex) or familial fashion with an employee.

If such a related party transaction is unavoidable, you must fully disclose the nature of the related party transaction to the CFO. If determined to be material to the Corporation by the CFO, the Corporation’s Audit Committee must review and approve such related party transactions in writing prior to commencement of the related party activity. The most significant related party transactions, particularly those involving the Corporation’s directors or executive officers, must be reviewed and approved in writing in advance by the Corporation’s Board of Directors. The Corporation must report all such material related party transactions under applicable accounting rules, federal securities laws, and the SEC rules and regulations, and securities market rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to this business.

The Corporation discourages the employment of relatives and significant others in positions or assignments within the same department and prohibits the employment of such individuals in positions that have a financial dependence or influence (e.g., an auditing or control relationship, or a supervisor/subordinate relationship). The purpose of this policy is to prevent the organizational impairment and conflicts that are a likely outcome of the employment of relatives or significant others, especially in a supervisor/subordinate relationship. If a question arises about whether a relationship is covered by this policy, the CFO is responsible for determining whether an applicant or transferee’s acknowledged relationship is covered by this policy. The CFO shall advise all affected applicants and transferees of this policy. Willful withholding of information regarding a prohibited relationship/reporting arrangement may be subject to corrective action, up to and including termination. If a prohibited relationship exists or develops between two employees, the employee in the senior position must bring this to the attention of his/her supervisor. The Corporation retains the prerogative to separate the individuals at the earliest possible time, either by reassignment or by termination, if necessary.

(v) Other Situations. Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts in your mind, you should consult the CFO.

D.	Corporate Opportunities

Employees, officers and directors of the Corporation may not exploit for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to the Corporation’s Board of Directors and the Board of Directors declines to pursue such opportunity.

E.	Protecting the Corporation’s Confidential Information

The Corporation’s confidential information is a valuable asset. The Corporation’s confidential information includes, but is not limited to, our database of customer contacts; details regarding our equipment procurement sources; names and lists of customers, suppliers and employees; and financial information. This information is the property of the Corporation and may be protected by patent, trademark, copyright and trade secret laws. All confidential information must be used for Corporation business purposes only. Every director, officer, employee, agent and independent contractor of the Corporation must safeguard it.

THIS RESPONSIBILITY INCLUDES NOT DISCLOSING THE CORPORATION’S CONFIDENTIAL INFORMATION SUCH AS INFORMATION REGARDING THE CORPORATION’S PRODUCTS OR BUSINESS OVER THE INTERNET.

(i) Disclosure of Corporation Confidential Information.  To further the Corporation’s business, from time to time our confidential information may be disclosed to potential business partners. However, such disclosure should never be done without carefully considering its potential benefits and risks. If you determine in consultation with your manager and other appropriate Corporation management that disclosure of confidential information is necessary, you must then contact the CFO to ensure that an appropriate written nondisclosure agreement is signed prior to the disclosure. The Corporation has standard nondisclosure agreements suitable for most disclosures. You must not sign a third party’s nondisclosure agreement or accept changes to the Corporation’s standard nondisclosure agreements without review and approval by the CFO. In addition, all Corporation materials that contain confidential information of the Corporation, including presentations, must be reviewed and approved by the Corporation’s Chief Executive Officer (the “CEO”) and CFO prior to publication or use.

Furthermore, any employee publication or publicly made statement that might be perceived or construed as attributable to the Corporation, made outside the scope of his or her employment with the Corporation, must be reviewed and approved in writing in advance by the CFO and must include the Corporation’s standard disclaimer that the publication or statement represents the views of the specific author and not of the Corporation.

(ii) Requests by Regulatory Authorities.  The Corporation and its directors, officers, employees, agents and independent contractors must cooperate with appropriate government inquiries and investigations. In this context, however, it is important to protect the legal rights of the Corporation with respect to its confidential information. All government requests for information, documents or investigative interviews must be referred to the CFO. No financial information may be disclosed without the prior approval of the CFO.

(iii) Corporation Spokespeople.  All inquiries or calls from the press and financial analysts should be referred to the CFO. The Corporation has designated its CEO and CFO as official Corporation spokespeople for financial matters. The Corporation has designated its CEO, Chief Operating Officer and President as official Corporation spokespeople for marketing, technical and other such information. These designees are the only people who may communicate with the press on behalf of the Corporation.

F.	Obligations Under Securities Laws - “Insider” Trading

Obligations under the U.S. securities laws apply to everyone. In the normal course of business, officers, directors, employees, agents and independent contractors of the Corporation may come into possession of significant, sensitive information. This information is the property of the Corporation -- you have been entrusted with it. You may not profit from it by buying or selling securities yourself, or passing on the information to others to enable them to profit individually or on your behalf. The purpose of this policy is both to inform you of your legal responsibilities and to make clear to you that the misuse of sensitive information is contrary to Corporation policy and U.S. securities laws.

Insider trading is a crime for which individuals may be penalized by substantial monetary fines and jail sentences. In addition, the SEC may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading. Insider traders must also disgorge any profits made, and are often subjected to an injunction against future violations. Finally, insider traders may be subjected to civil liability in private lawsuits.

Employers and other controlling persons (including supervisory personnel) are also at risk under U.S. securities laws. Controlling persons may, among other things, face substantial monetary penalties if they recklessly fail to take preventive steps to control insider trading.

Thus, it is important both to you and the Corporation that insider-trading violations not occur. You should be aware that stock market surveillance techniques are becoming increasingly sophisticated, and the chance that U.S. federal or other regulatory authorities will detect and prosecute even small-level trading is significant. Insider trading rules are strictly enforced, even in instances when the financial transactions seem small. You should contact the CFO if you are unsure as to whether or not you are free to trade.

The Corporation has imposed a trading blackout period on members of the Board of Directors and all of the Corporation’s officers and employees. Directors, officers and employees of the Corporation generally may not trade in the Corporation securities during the blackout periods.

For more details, and to determine if you are restricted from trading during trading blackout periods, you should review the Corporation’s policies regarding insider trading compliance. You can request a copy of these policies from the CFO. You should take a few minutes to read the policies regarding insider trading compliance carefully, paying particular attention to the specific policies and the potential criminal and civil liability and/or disciplinary action for insider trading violations. Directors, officers, employees, agents and independent contractors of the Corporation who violate this policy are also be subject to disciplinary action by the Corporation, which may include termination of employment or of business relationship. All questions regarding the Corporation’s insider trading compliance policies should be directed to the CFO.

G.	Prohibition against Short Selling of Corporation Stock

No director, officer or other employee, agent or independent contractor of the Corporation may, directly or indirectly, sell any equity security, including derivatives, of the Corporation if he or she (1) does not own the security sold, or (2) if he or she owns the security, does not deliver it against such sale (a “short sale against the box”) within twenty days thereafter, or does not within five days after such sale deposit it in the mails or other usual channels of transportation. No Corporation director, officer or other employee, agent or independent contractor may engage in short sales. A short sale, as defined in this policy, means any transaction whereby one may benefit from a decline in the Corporation’s stock price. While securities law does not prohibit employees who are not executive officers or directors from engaging in short sales of Corporation securities, the Corporation has adopted a policy that prohibits employees from doing so.

H.	Use of Corporation’s Assets

(i) General.  Protecting the Corporation’s assets is a key fiduciary responsibility of every director, officer, employee, agent and independent contractor. Care should be taken to ensure that assets are not misappropriated, loaned to others, sold or donated, without appropriate authorization. All Corporation directors, officers, employees, agents and independent contractors are responsible for the proper use of Corporation assets, and must safeguard such assets against loss, damage, misuse or theft.

Directors, officers, employees, agents or independent contractors who violate any aspect of this policy or who demonstrate poor judgment in the manner in which they use any Corporation asset may be subject to disciplinary action, up to and including termination of employment or business relationship at the Corporation’s sole discretion. Corporation equipment and assets are to be used for Corporation business purposes only. Directors, officers, employees, agents and independent contractors of the Corporation may not use Corporation assets for personal use, nor may they allow any other person to use Corporation assets. All questions regarding this policy should be brought to the attention of the CFO.

(ii) Physical Access Control.  The Corporation has and will continue to develop procedures covering physical access control to ensure privacy of communications, maintenance of the security of the Corporation communication equipment, and safeguard Corporation assets from theft, misuse and destruction. You are personally responsible for complying with the level of access control that has been implemented in the facility where you work on a permanent or temporary basis. You must not defeat or cause to be defeated the purpose for which the access control was implemented.

(iii) Corporation Funds.  Every director, officer or employee of the Corporation is personally responsible for all Corporation funds over which he or she exercises control. Corporation agents and independent contractors should not be allowed to exercise control over Corporation funds. Corporation funds must be used only for Corporation business purposes. Every Corporation director, officer, employee, agent and independent contractor must take reasonable steps to ensure that the Corporation receives good value for Corporation funds spent, and must maintain accurate and timely records of each and every expenditure. Expense reports must be accurate and submitted in a timely manner. Directors, officers, employees, agents and independent contractors of the Corporation must not use Corporation funds for any personal purpose.

(iv) Computers and Other Equipment.  The Corporation strives to furnish directors, officers and employees with the equipment necessary to efficiently and effectively do their jobs. You must care for that equipment and use it responsibly only for Corporation business purposes. If you use Corporation equipment at your home or off-site, take precautions to protect it from theft or damage, just as if it were your own. If the Corporation no longer employs you, you must immediately return all Corporation equipment. While computers and other electronic devices are made accessible to directors, officers and employees to assist them to perform their jobs and to promote the Corporation’s interests, all such computers and electronic devices, whether used entirely or partially on the Corporation’s premises or with the aid of the Corporation’s equipment or resources, must remain fully accessible to the Corporation and, to the maximum extent permitted by law, will remain the sole and exclusive property of the Corporation.

Directors, officers, employees, agents and independent contractors of the Corporation should not maintain any expectation of privacy with respect to information transmitted over, received by, or stored in any electronic communications device owned, leased, or operated in whole or in part by or on behalf of the Corporation. To the extent permitted by applicable law, the Corporation retains the right to gain access at any time to all information received by, transmitted by, or stored in any electronic communications device owned by the Corporation, without a director’s, officer’s, employee’s or third party’s knowledge, consent or approval.

(v) Software.  All software used by directors, officers and employees of the Corporation to conduct Corporation business must be appropriately licensed. Never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose you and the Corporation to potential civil and criminal liability. In addition, use of illegal or unauthorized copies of software may subject the director, officer and employee to disciplinary action, up to and including termination. The Corporation’s IT department will inspect Corporation computers periodically to verify that only approved and licensed software has been installed. Any non-licensed/supported software will be removed.

(vi) Electronic Usage.  The purpose of this policy is to make certain that directors, officers and employees of the Corporation utilize electronic communication devices in a legal, ethical, and appropriate manner. This policy addresses the Corporation’s responsibilities and concerns regarding the fair and proper use of all electronic communications devices within the organization, including computers, e-mail, connections to the Internet, intranet and extranet and any other public or private networks, voice mail, video conferencing, facsimiles, and telephones. Posting or discussing information concerning the Corporation’s products or business on the Internet without the prior written consent of the CFO is prohibited. Any other form of electronic communication used by directors, officers or employees currently or in the future is also intended to be encompassed under this policy. It is not possible to identify every standard and rule applicable to the use of electronic communications devices. Directors, officers and employees of the Corporation are therefore encouraged to use sound judgment whenever using any feature of our communications systems.

I.	Maintaining and Managing Records

The purpose of this policy is to set forth and convey the Corporation’s business and legal requirements in managing records, including all recorded information, regardless of medium or characteristics. Records include paper documents, CDs, computer hard disks, email, floppy disks, microfiche, microfilm or all other media. Local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records require the Corporation to comply with such mandates. Civil and criminal penalties for failure to comply with such guidelines can be severe for directors, officers, employees, agents, independent contractors and the Corporation, and failure to comply with such guidelines may subject the director, officer, employee, agent or independent contractor to disciplinary action, up to and including termination of employment or business relationship at the Corporation’s sole discretion. All original executed documents that evidence contractual commitments or other obligations of the Corporation must be forwarded to the CFO promptly upon completion. Such documents will be maintained and retained in accordance with the Corporation’s record retention policies

J.	Records on Legal Hold.

A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. The CFO determines and identifies what types of Corporation records or documents are required to be placed under a legal hold. Every director, officer, employee, agent and independent contractor of the Corporation must comply with this policy. Failure to comply with this policy may subject the director, officer, employee, agent or independent contractor to disciplinary action, up to and including termination of employment or business relationship at the Corporation’s sole discretion.

The CFO will notify you if a legal hold is placed on records for which you are responsible. You then must preserve and protect the necessary records in accordance with instructions from the CFO.

RECORDS OR SUPPORTING DOCUMENTS THAT HAVE BEEN PLACED UNDER A LEGAL HOLD MUST NOT BE DESTROYED, ALTERED OR MODIFIED UNDER ANY CIRCUMSTANCES.

A legal hold remains effective until it is officially released in writing by the CFO.

If you are unsure whether a document has been placed under a legal hold, you should preserve and protect that document while you check with the CFO. If you have any questions about this policy you should contact the CFO.

K.	Payment Practices

(i) Accounting Practices.  The Corporation’s responsibilities to its stockholders and the investing public require that all transactions be fully and accurately recorded in the Corporation’s books and records in compliance with all applicable laws. False or misleading entries, unrecorded funds or assets, or payments without appropriate supporting documentation and approval are strictly prohibited and violate Corporation policy and the law.

Additionally, all documentation supporting a transaction should fully and accurately describe the nature of the transaction and be processed in a timely fashion.

(ii) Political Contributions.  The Corporation reserves the right to communicate its position on important issues to elected representatives and other government officials. It is the Corporation’s policy to comply fully with all local, state, federal, foreign and other applicable laws, rules and regulations regarding political contributions. The Corporation’s funds or assets must not be used for, or be contributed to, political campaigns or political practices under any circumstances without the prior written approval of the CFO and, if required, the Board of Directors.

(iii) Prohibition of Inducements.  Under no circumstances may directors, officers, employees, agents or independent contractors of the Corporation offer to pay, make payment, promise to pay, or issue authorization to pay any money, gift, or anything of value to customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to improperly influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy should be directed to the CFO.

L.	Foreign Corrupt Practices Act.

The Corporation requires full compliance with the Foreign Corrupt Practices Act (“FCPA”) by all of its directors, officers, employees, agents, and independent contractors.

The anti-bribery and corrupt payment provisions of the FCPA make illegal any corrupt offer, payment, promise to pay, or authorization to pay directly, or indirectly through a third-party, any money, gift, or anything of value to any foreign official, or any foreign political party, or candidate, for the purpose of: influencing any act or failure to act, in the official capacity of that foreign official or party; or inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone.

All directors, officers, employees, agents and independent contractors of the Corporation, whether located in the U.S. or abroad, are responsible for FCPA compliance and the procedures to ensure FCPA compliance.

All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with the highest moral, ethical and professional standards of the Corporation. FCPA compliance includes the Corporation’s policy on Maintaining and Managing Records in Section III.I of this Code of Business Conduct and Ethics.

Laws in most countries outside of the U.S. also prohibit or restrict government officials or employees of government agencies from receiving payments, entertainment, or gifts for the purpose of winning or keeping business. No contract or agreement may be made with any business in which a government official or employee holds a significant interest, without the prior approval of the CFO.

M.	Export Controls

A number of countries maintain controls on the destinations to which products or software may be exported. Some of the strictest export controls are maintained by the U.S. against countries that the U.S. government considers unfriendly or as supporting international terrorism. The U.S. regulations are complex and apply both to exports from the U.S. and to exports of products from other countries, when those products contain U.S.-origin components or technology. Software created in the U.S. is subject to these regulations even if duplicated and packaged abroad. In some circumstances, an oral presentation containing technical data made to foreign nationals in the U.S. may constitute a controlled export. The CFO can provide you with guidance on which countries are prohibited destinations for Corporation products or whether a proposed technical presentation to foreign nationals may require a U.S. Government license.

IV.	RESPONSIBILITIES TO OUR CUSTOMERS AND OUR SUPPLIERS

A.	Customer Relationships

If your job puts you in contact with any customers or potential customers of the Corporation, it is critical for you to remember that you represent the Corporation to the people with whom you are dealing. Act in a manner that creates value for our customers and helps to build a relationship based upon trust. The Corporation and its employees have built up significant goodwill since the Corporation’s inception. This goodwill is one of our most important assets, and the Corporation employees, agents and independent contractors must act to preserve and enhance our reputation.

B.	Payments or Gifts from Others

Under no circumstances may directors, officers, employees, agents or independent contractors of the Corporation accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to the CFO.

Gifts given by the Corporation to suppliers or customers or received from suppliers or customers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost must always be accurately recorded in the Corporation’s books and records.

C.	Publications of Others

The Corporation may subscribe to publications that help its directors, officers and employees do their jobs better. These include newsletters, reference works, online reference services, magazines, books, and other digital and printed works. Copyright law generally protects these works, and their unauthorized copying and distribution constitute copyright infringement. You must first obtain the consent of the publisher of a publication before copying publications or significant parts of them. When in doubt about whether you may copy a publication, consult the CFO.

D.	Handling the Confidential Information of Others

The Corporation has many kinds of business relationships with many companies and individuals. Sometimes, they will volunteer confidential information about their products or business plans to induce the Corporation to enter into a business relationship. At other times, we may request that a third party provide confidential information to permit the Corporation to evaluate a potential business relationship with that party. Whatever the situation, we must take special care to handle the confidential information of others responsibly. We handle such confidential information in accordance with our agreements with such third parties. See also the Corporation’s policy on Maintaining and Managing Records in Section III.I of this Code of Business Conduct and Ethics.

(i) Appropriate Nondisclosure Agreements.  Confidential information may take many forms. An oral presentation about a Corporation’s product development plans may contain protected trade secrets. A customer list or employee list may be a protected trade secret.

You should never accept information offered by a third party that is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information.

Even after a nondisclosure agreement is in place, you should accept only the information necessary to accomplish the purpose of receiving it, such as a decision on whether to proceed to negotiate a deal. If more detailed or extensive confidential information is offered and it is not necessary, for your immediate purposes, it should be refused.

(ii) Need-to-Know.  Once a third party’s confidential information has been disclosed to the Corporation, we have an obligation to abide by the terms of the relevant nondisclosure agreement and limit its use to the specific purpose for which it was disclosed and to disseminate it only to other Corporation employees with a need to know the information. Every director, officer, employee, agent and independent contractor of the Corporation involved in a potential business relationship with a third party must understand and strictly observe the restrictions on the use and handling of confidential information. When in doubt, consult the CFO.

(iii) Notes and Reports.  When reviewing the confidential information of a third party under a nondisclosure agreement, it is natural to take notes or prepare reports summarizing the results of the review and, based partly on those notes or reports, to draw conclusions about the suitability of a business relationship. Notes or reports, however, can include confidential information disclosed by the other party and so should be retained only long enough to complete the evaluation of the potential business relationship. Subsequently, they should be either destroyed or turned over to the CFO for safekeeping or destruction. They should be treated just as any other disclosure of confidential information is treated: marked as confidential and distributed only to those Corporation employees with a need to know.

(iv) Competitive Information.  You should never attempt to obtain a competitor’s confidential information by improper means, and you should especially never contact a competitor regarding their confidential information. While the Corporation may, and does, employ former employees of competitors, we recognize and respect the obligations of those employees not to use or disclose the confidential information of their former employers.

E.	Selecting Suppliers

The Corporation’s suppliers make significant contributions to our success. To create an environment where our suppliers have an incentive to work with the Corporation, they must be confident that they will be treated lawfully and in an ethical manner. The Corporation’s policy is to purchase supplies based on need, quality, service, price and terms and conditions. The Corporation’s policy is to select significant suppliers or enter into significant supplier agreements through a competitive bid process where possible. Under no circumstances should any director, officer, employee, agent or independent contractor of the Corporation attempt to coerce suppliers in any way. The confidential information of a supplier is entitled to the same protection as that of any other third party and must not be received before an appropriate nondisclosure agreement has been signed. A supplier’s performance should never be discussed with anyone outside the Corporation. A supplier to the Corporation is generally free to sell its products or services to any other party, including competitors of the Corporation. In some cases where the products or services have been designed, fabricated, or developed to our specifications the agreement between the parties may contain restrictions on sales.

F.	Government Relations

It is the Corporation’s policy to comply fully with all applicable laws and regulations governing contact and dealings with government employees and public officials, and to adhere to high ethical, moral and legal standards of business conduct. This policy includes strict compliance with all local, state, federal, foreign and other applicable laws, rules and regulations.

If you have any questions concerning government relations you should contact the CFO.

G.	Lobbying

Directors, officers, employees, agents or independent contractors of the Corporation whose work requires lobbying communication with any member or employee of a legislative body or with any government official or employee in the formulation of legislation must have prior written approval of such activity from the CFO. Activity covered by this policy includes meetings with legislators or members of their staffs or with senior executive branch officials. Preparation, research, and other background activities that are done in support of lobbying communication are also covered by this policy even if the communication ultimately is not made.

H.	Government Contracts

It is the Corporation’s policy to comply fully with all applicable laws and regulations that apply to government contracting. It is also necessary to strictly adhere to all terms and conditions of any contract with local, state, federal, foreign or other applicable governments.

The CFO must review and approve all contracts with any government entity.

I.	Free and Fair Competition

Most countries have well-developed bodies of law designed to encourage and protect free and fair competition. The Corporation is committed to obeying both the letter and spirit of these laws. The consequences of not doing so can be severe for all of us.

These laws often regulate the Corporation’s relationships with its distributors, resellers, dealers, and customers. Competition laws generally address the following areas: pricing practices (including price discrimination), discounting, terms of sale, credit terms, promotional allowances, secret rebates, exclusive dealerships or distributorships, product bundling, restrictions on carrying competing products, termination, and many other practices.

Competition laws also govern, usually quite strictly, relationships between the Corporation and its competitors. As a general rule, contacts with competitors should be limited and should always avoid subjects such as prices or other terms and conditions of sale, customers, and suppliers. Directors, officers, employees, agents or independent contractors of the Corporation may not knowingly make false or misleading statements regarding its competitors or the products of its competitors, customers or suppliers. Participating with competitors in a trade association or in a standards creation body is acceptable when the association has been properly established, has a legitimate purpose, and has limited its activities to that purpose.

No director, officer, employee, agent or independent contractor of the Corporation shall at any time or under any circumstances enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, allocation of product or geographic markets, allocation of customers, limitations on production, boycotts of customers or suppliers, or bids or the intent to bid or even discuss or exchange information on these subjects. In some cases, legitimate joint ventures with competitors may permit exceptions to these rules as may bona fide purchases from or sales to competitors on non-competitive products, but the CFO must review all such proposed ventures in advance. These prohibitions are absolute and strict observance is required.

Collusion among competitors is illegal, and the consequences of a violation are severe. Although the spirit of these laws, known as “antitrust,” “competition,” or “consumer protection” or unfair competition laws, is straightforward, their application to particular situations can be quite complex. To ensure that the Corporation complies fully with these laws, each of us should have a basic knowledge of them and should involve the CFO early on when questionable situations arise.

J.	Industrial Espionage

It is the Corporation’s policy to lawfully compete in the marketplace. This commitment to fairness includes respecting the rights of our competitors and abiding by all applicable laws in the course of competing. The purpose of this policy is to maintain the Corporation’s reputation as a lawful competitor and to help ensure the integrity of the competitive marketplace. The Corporation expects its competitors to respect our rights to compete lawfully in the marketplace, and we must respect their rights equally. Directors, officers, employees, agents and independent contractors of the Corporation may not steal or unlawfully use the information, material, products, intellectual property, or proprietary or confidential information of anyone including suppliers, customers, business partners or competitors of the Corporation.

V.	RESPONSIBILITIES TO EMPLOYEES

A.	Fair Treatment and Equal Opportunity

The Corporation aspires to create a work environment of mutual trust and respect, in which diversity and inclusion are valued, and where everyone is fairly treated, with respect and dignity, and without discrimination. In support of these aspirations, each of us must ensure all decisions regarding recruitment, selection, development and advancement of employees are based solely on merit. You must not allow factors such as race, religion, gender, age, national origin, sexual orientation, marital status or disability to influence your judgment. As an employee of the Corporation you must report any breaches of which you become aware. If you have a concern in this area, whether it concerns yourself, direct reports or others, you should contact your supervisor or the CFO.

B.	Respectful, Harassment-free Workplace

The Corporation believes that every employee is entitled to fair treatment, courtesy and respect. The Corporation will not tolerate any form of abuse or harassment, in any company workplace, toward employees, contractors, suppliers, customer or others. Directors, officers, employees, agents and independent contractors of the Corporation must never:

•	Engage in behavior that could be characterized as offensive, intimidating, malicious or insulting.

•	Engage in sexual harassment - i.e., unwelcome sexual advances, request for sexual favors, physical contact or repeated sexual suggestions.

•	Humiliate, denigrate or injure another person.

•	Make racial, ethnic, religious, age-related, or sexual jokes or insults.

•	Distribute or display offensive material, including inappropriate pictures or cartoons.

•	Misuse personal information

•	Spread malicious rumors or use voicemail, e-mail or other electronic devices to transmit derogatory or discriminatory information.

If you observe any form of abuse or harassment, report it to your supervisor or the CFO. The Corporation strictly prohibits any form of retaliation against anyone making such a good-faith report.

C.	Privacy and Employee Confidentiality

The Corporation is committed to respecting the confidentiality of our employees’ personal information. It is the policy of the Corporation to acquire and retain only employee data that is required for the effective operation of the Corporation, or that is required by law in places that we operate. Access to personal data is strictly prohibited to Corporation personnel who have appropriate authorization and a clear business need for that information. If you do not have authorization or a valid business reason, do not seek access to this information. Those with access to personal employee data must only use it for the purpose for which it was collected and adhere to the highest standards of confidentiality in using it.

Personal data, information or electronic communications created or stored on Corporation computers or other electronic media such as hand-held devices are not private. Records of your electronic communications may be made and used for a variety of reasons, and may be subject to monitoring or auditing at any time without notice. Keep this in mind and exercise care when you use electronic media owned by the Corporation.

VI.	WAIVERS

Any waiver of any provision of this Code of Business Conduct and Ethics for a member of the Corporation’s Board of Directors or an executive officer must be approved in writing by the Corporation’s Board of Directors and promptly disclosed. Any waiver of any provision of this Code of Business Conduct and Ethics with respect to any other employee, agent or independent contractor must be approved in writing by the CFO.

VII.	DISCIPLINARY ACTIONS

The matters covered in this Code of Business Conduct and Ethics are of the utmost importance to the Corporation, its stockholders and its business partners, and are essential to the Corporation’s ability to conduct its business in accordance with its stated values. We expect all of our directors, officers, employees, agents and independent contractors to adhere to these rules in carrying out their duties for the Corporation.

The Corporation will take appropriate action against any director, officer, employee, agent or independent contractor whose actions are found to violate these policies or any other policies of the Corporation. Disciplinary actions may include immediate termination of employment or business relationship at the Corporation’s sole discretion. Where the Corporation has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Corporation will cooperate fully with the appropriate authorities.

VIII.	ACKNOWLEDGMENT OF RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS

I have received and read the Corporation’s Code of Business Conduct and Ethics. I understand the standards and policies contained in the Corporation Code of Business Conduct and Ethics and understand that there may be additional policies or laws specific to my job. I further agree to comply with the Corporation Code of Business Conduct and Ethics.

If I have questions concerning the meaning or application of the Corporation Code of Business Conduct and Ethics, any Corporation policies, or the legal and regulatory requirements applicable to my job, I know I can consult my manager or the CFO, knowing that my questions or reports to these sources will be maintained in confidence. I acknowledge that I may report violations of the Code of Business Conduct and Ethics to the CFO.

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